Exhibit 99.1

GeoMet Announces Financial and Operating Results for the Quarter and Nine Months ended September 30, 2011

Houston, Texas—November 9, 2011-GeoMet, Inc. (NASDAQ: GMET) (“GeoMet” or the “Company”) today announced its financial and operating results for the quarter and nine months ended September 30, 2011.

J. Darby Seré, GeoMet’s Chairman and Chief Executive Officer, had the following comments, “The Company is reporting a seventh consecutive quarter of Adjusted Net Income even as the gas price environment remains difficult. The results of our current year capital program are being realized as growth in gas sales volumes is accelerating. The combination of this internal growth and the pending closing of our previously announced CBM asset acquisition provides the platform for transformational growth in 2012.”

Third Quarter 2011 Financial and Operating Results

For the quarter ended September 30, 2011, GeoMet reported net income of $2.4 million. Included in net income was a $2.5 million pre-tax, non-cash, mark-to-market gain on natural gas derivative contracts. The Company received net cash payments of $1.7 million from the settlement of natural gas derivative contracts during the current year quarter. Net income for the current year quarter was reduced by $0.4 million from a non-routine charge relating to an asset purchase agreement. For the quarter ended September 30, 2010, GeoMet reported net income of $4.5 million. Included in net income for the quarter ended September 30, 2010 was a $5.1 million pre-tax, non-cash, mark-to-market gain on derivative contracts and a $1.6 million unrealized gain from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. The Company received net cash payments of $1.8 million from the settlement of natural gas derivative contracts during the prior year quarter.

For the quarter ended September 30, 2011, GeoMet reported net income available to common stockholders of $0.6 million, or $0.02 per fully diluted share. Included in net income available to common stockholders for the quarter ended September 30, 2011 were non-cash charges of $0.4 million for accretion of preferred stock and $1.4 million for paid-in-kind (“PIK”) dividends paid on preferred stock. For the quarter ended September 30, 2010, GeoMet reported net income available to common stockholders of $4.2 million, or $0.10 per fully diluted share. Included in net income available to common stockholders for the quarter ended September 30, 2010 were non-cash charges of $0.1 million for accretion of preferred stock and $0.2 million for accrued PIK dividends on preferred stock.

Adjusted Net Income for the quarter increased to $1.1 million from $0.4 million in the prior year quarter. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net Income.

Adjusted EBITDA for the quarter decreased to $4.5 million from $5.1 million in the prior year quarter. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income.

Revenues, including the effects of cash settlements of natural gas derivative contracts, increased to $10.3 million for the quarter ended September 30, 2011 from $10.1 million in the prior year quarter. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $5.26 per Mcf during the quarter ended September 30, 2011 versus $5.45 per Mcf for the prior year quarter. Revenues, as reported for the quarter ended September 30, 2011 which excludes the effects of cash settlements of natural gas derivative contracts, were $8.6 million, as compared to $8.3 million for the prior year quarter. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the quarter ended September 30, 2011 was $4.39 per Mcf as compared to the prior year quarter average of $4.47 per Mcf.

Average net gas sales volumes for the quarter ended September 30, 2011 were 21.1 MMcf per day, a 5% increase from the same quarter in 2010.

Capital expenditures for the quarter ended September 30, 2011 were $5.0 million as compared to $3.6 million for the same quarter in the prior year.

Nine Months Ended September 30, 2011 Financial and Operating Results

For the nine months ended September 30, 2011, GeoMet reported net income of $4.0 million. Included in net income was a $0.1 million pre-tax, non-cash, mark-to-market loss on derivative contracts. The Company received net cash payments of $6.7 million from the settlement of natural gas derivative contracts during the current year period. Net income for the current year period was reduced by $0.4 million from a non-routine charge relating to an asset purchase agreement. For the nine months ended September 30, 2010, GeoMet reported net income of $8.8 million. Included in net income for the nine months ended September 30, 2010 was a $9.8 million pre-tax, non-cash, mark-to-market gain on derivative contracts and a $1.6 million unrealized gain from the change in fair value of the derivative liability associated with our Series A Convertible Redeemable Preferred Stock. Net income for the prior year period was reduced by $1.4 million from a non-routine charge relating to a terminated financing transaction and a terminated effort to sell certain gas properties. The Company received net cash payments of $5.5 million from the settlement of natural gas derivative contracts during the prior year period.

For the nine months ended September 30, 2011, GeoMet reported a net loss available to common stockholders of $1.4 million, or $0.03 per fully diluted share. Included in net loss available to common stockholders for the nine months ended September 30, 2011 were non-cash charges of $1.3 million for accretion of preferred stock and $4.0 million for PIK dividends paid on preferred stock. For the nine months ended September 30, 2010, GeoMet reported net income available to common stockholders of $8.5 million, or $0.21 per fully diluted share. Included in net income available to common stockholders for the nine months ended September 30, 2010 were non-cash charges of $0.1 million for accretion of preferred stock and $0.2 million for accrued PIK dividends on preferred stock.

Adjusted Net Income for the nine months ended September 30, 2011 increased to $4.2 million from $2.6 million in the prior year period. Adjusted Net Income is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted Net Income to Net Income.

Adjusted EBITDA for the nine months ended September 30, 2011 increased to $15.2 million from $14.1 million in the prior year period. Adjusted EBITDA is a non-GAAP measure. See the accompanying table for a reconciliation of Adjusted EBITDA to Net Income.

Revenues, including the effects of cash settlements of natural gas derivative contracts, increased to $31.6 million for the nine months ended September 30, 2011 from $31.5 million in the prior year period. The average natural gas price, adjusted for cash settlements of natural gas derivative contracts, was $5.59 per Mcf during the nine months ended September 30, 2011 versus $5.70 per Mcf for the prior year period. Revenues, as reported for the nine months ended September 30, 2011, which excludes the effects of cash settlements of natural gas derivative contracts, were $24.9 million, as compared to $26.0 million for the prior year period. The average natural gas price, excluding the effects of cash settlements of natural gas derivative contracts, for the nine months ended September 30, 2011 was $4.40 per Mcf as compared to the prior year period average of $4.70 per Mcf.

Average net gas sales volumes for the nine months ended September 30, 2011 were 20.6 MMcf per day, a 2% increase from the same period in 2010.

Capital expenditures for the nine months ended September 30, 2011 were $13.6 million as compared to $8.4 million for the same period in 2010.

Forward-Looking Statements Notice

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in estimating quantities of proved oil and natural gas reserves, in prospect development and property acquisitions and in projecting future rates of production, the timing of development expenditures and drilling of wells, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports the Company has filed with the SEC. GeoMet undertakes no duty to update or revise these forward-looking statements.

Conference Call Information

GeoMet will hold its quarterly conference call to discuss the results for the quarter and nine months ended September 30, 2011 on November 9, 2011 at 10:30 a.m. Central Time. To participate, dial (800) 967-7143 a few minutes before the call begins. Please reference GeoMet, Inc. conference ID 1990445. The call will also be broadcast live over the Internet from the Company’s website at www.geometinc.com. A replay of the conference call will be accessible shortly after the end of the call on November 9, 2011 and will be available through November 30, 2011. To access the conference call replay, please dial (888) 203-1112 and enter replay passcode 1990445 when prompted.

About GeoMet, Inc.

GeoMet, Inc. is an independent energy company primarily engaged in the exploration for and development and production of natural gas from coal seams (“coalbed methane”) and non-conventional shallow gas. Our principal operations and producing properties are located in the Cahaba Basin in Alabama and the Central Appalachian Basin in West Virginia and Virginia. We also control additional coalbed methane and oil and gas development rights, principally in Alabama, British Columbia, Virginia, and West Virginia.

For more information please contact Stephen M. Smith at (713) 287-2251 (ssmith@geometcbm.com) or visit our website at www.geometinc.com.

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues:
Gas sales	$8,520	$8,239	$24,702	$25,784
Operating fees and other	65	77	210	223

Total revenues	8,585	8,316	24,912	26,007

Expenses:
Total production expenses	4,493	4,200	12,915	12,696
Depreciation, depletion and amortization	1,888	1,561	5,142	4,657
General and administrative	1,157	1,206	4,099	3,999
Acquisition costs	371	—	371	—
Terminated transaction costs	—	—	—	1,403
Realized gains on natural gas derivative contracts	(1,682)	(1,825)	(6,715)	(5,496)
Unrealized (gains) losses on natural gas derivative contracts	(2,544)	(5,096)	109	(9,764)

Total operating expenses	3,683	46	15,921	7,495

Operating income	4,902	8,270	8,991	18,512
Unrealized gain from change in fair value of derivative liability	—	1,596	—	1,596
Other expenses & interest, net	(852)	(1,526)	(2,511)	(4,180)

Income before income taxes	4,050	8,340	6,480	15,928
Income tax expense	(1,620)	(3,813)	(2,527)	(7,136)

Net income	$2,430	$4,527	$3,953	$8,792

Accretion of Preferred Stock	(449)	(73)	(1,309)	(73)

Cash Dividends Paid on Preferred Stock	(1)	—	(2)	—
PIK Dividends on Preferred Stock	(1,378)	(236)	(4,010)	(236)

Net income (loss) available to common stockholders	$602	$4,218	$(1,368)	$8,483

Earnings (loss) per share:
Net income (loss) per common share:
Basic	$0.02	$0.11	$(0.03)	$0.22

Diluted	$0.02	$0.10	$(0.03)	$0.21

Weighted average number of common shares:
Basic	39,640	39,321	39,577	39,242

Diluted	39,968	45,007	39,577	41,208

GEOMET, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2011	December 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$463	$537
Accounts receivable	2,472	2,600
Inventory	621	1,002
Derivative asset – natural gas contracts	7,121	7,088
Other current assets	1,116	952

Total current assets	11,793	12,179

Property and equipment – net	114,511	106,087

Other noncurrent assets:
Derivative asset – natural gas contracts	2,044	2,187
Deferred income taxes	45,855	48,203
Other	770	1,430

Total other noncurrent assets	48,669	51,820

TOTAL ASSETS	$174,973	$170,086

LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$5,888	$5,950
Accrued liabilities	1,747	2,306
Deferred income taxes	2,373	2,207
Derivative liability – interest rate swaps	—	5
Asset retirement liability	32	33
Current portion of long-term debt	90	133

Total current liabilities	10,130	10,634

Long-term debt	81,295	80,863
Asset retirement liability	5,932	5,466
Other long-term accrued liabilities	16	41

Total liabilities	97,373	97,004

Mezzanine equity:
Series A Convertible Redeemable Preferred Stock	27,263	22,074

Stockholders’ equity	50,337	51,008

TOTAL LIABILITIES, MEZZANINE AND STOCKHOLDERS’ EQUITY	$174,973	$170,086

GEOMET, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Nine Months Ended September 30,
	2011	2010
Net cash provided by operating activities	$11,583	$11,651
Net cash used in investing activities	(11,873)	(7,283)
Net cash provided by (used in) financing activities	216	(4,656)
Effect of exchange rates changes on cash	—	12

Decrease in cash and cash equivalents	(74)	(276)
Cash and cash equivalents at beginning of period	537	974

Cash and cash equivalents at end of period	$463	$698

GEOMET, INC.

OPERATING STATISTICS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net sales volumes (MMcf)	1,940	1,845	5,619	5,490
Per Mcf data ($/Mcf):
Average natural gas sales price	$4.39	$4.47	$4.40	$4.70
Differential to NYMEX (1)	$0.20	$0.08	$0.19	$0.10
Average natural gas sales price realized (2)	$5.26	$5.45	$5.59	$5.70
Adjusted lease operating expense (3)	$1.52	$1.52	$1.54	$1.56
Compression expenses	$0.39	$0.42	$0.36	$0.41
Transportation expense	$0.17	$0.17	$0.17	$0.17
Production taxes (4)	$0.20	$0.12	$0.19	$0.13
Total production expenses, as adjusted (3)	$2.28	$2.23	$2.26	$2.27
Depletion	$0.93	$0.78	$0.86	$0.78

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
POND CREEK FIELD
Net sales volumes (MMcf)	1,439	1,349	4,148	3,962
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$1.12	$1.17	$1.16	$1.25
Compression expense	$0.37	$0.42	$0.34	$0.39
Transportation expense	$0.22	$0.23	$0.22	$0.24
Production taxes	$0.21	$0.16	$0.19	$0.17
Total production expenses	$1.92	$1.98	$1.91	$2.05

GURNEE FIELD
Net sales volumes (MMcf)	453	455	1330	1,395
Per Mcf data ($/Mcf):
Adjusted lease operating expense (3)	$2.66	$2.37	$2.62	$2.15
Compression expense	$0.39	$0.45	$0.36	$0.40
Production taxes (4)	$0.20	$0.01	$0.21	$0.05
Total production expenses, as adjusted (3)	$3.25	$2.83	$3.19	$2.60

(1)	The difference between the average natural gas price for the period, before the impact of gains and losses on natural gas derivative contracts, and the final average settlement price for natural gas contracts on the New York Mercantile Exchange (“NYMEX”) for each month during the applicable period weighted by gas sales volumes.
(2)	Average realized price includes the effects of cash settlements from natural gas derivative contracts.
(3)	Produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating expense per Mcf has been adjusted for produced water disposal fees because the fees are not reflected in the net gas sales volumes. See Reconciliation of Adjusted Lease Operating Expense.
(4)	The increase in production taxes per Mcf was due to refunds received in March and August 2010 for production taxes related to our Gurnee field.

GEOMET, INC.

CONSOLIDATED DERIVATIVE CONTRACT POSITIONS

At September 30, 2011, the Company had the following natural gas swap position:

Period	Volume (MMBtu)	Price
October 2011	124,000	$6.37
October 2011	124,000	$5.37
October 2011	124,000	$5.43
November 2011 through March 2012	608,000	$7.12
November 2011 through March 2012	608,000	$6.12
November 2011 through March 2012	912,000	$5.08
April 2012 through October 2012	856,000	$5.73
April 2012 through October 2012	1,712,000	$4.94
November 2012 through March 2013	604,000	$6.42
November 2012 through March 2013	906,000	$5.50

	6,578,000

Our production is sold at an “all-in” price which includes the market price for natural gas plus a “basis differential”. In January 2011, we agreed to sell gross volumes of 16,000 MMBtu/day of natural gas from our Pond Creek field for the period February 2011 through March 2012 through a forward physical sale contract with our existing purchaser at a price equal to the last day settlement price for the NYMEX contract for the month of sale plus a basis differential of $0.15, $0.115, and $0.13 for the periods February 2011 through March 2011, April 2011 through October 2011, and November 2011 through March 2012, respectively. As of September 30, 2011, we fixed the NYMEX settle on a portion of the aforementioned forward sale as follows:

Period	Volume (MMBtu)	Fixed Market Price	Fixed Basis Differential	All-In Price
October 2011	124,000	$4.80	$0.115	$4.915
November 2011 through March 2012	456,000	$5.20	$0.130	$5.330

	580,000

The remaining volumes giving effect for the fixed amounts denoted above are as follows:

Period	Volume (MMBtu)	Fixed Basis Differential
October 2011	372,000	$0.115
November 2011 through March 2012	1,976,000	$0.130

	2,348,000

GEOMET, INC.

RECONCILIATION OF ADJUSTED EBITDA TO NET INCOME

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$2,430	$4,527	$3,953	$8,792
Add: Interest expense, net of interest income and amounts capitalized	865	1,502	2,519	4,138
(Deduct) Add: Other (income) expense	(13)	25	(8)	42
Add: Income tax expense	1,620	3,813	2,527	7,136
Add : Depreciation, depletion and amortization	1,888	1,561	5,142	4,657
(Deduct) Add: Unrealized (gains) losses on natural gas derivative contracts	(2,544)	(5,096)	109	(9,764)
(Deduct): Unrealized gain from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	—	(1,596)	—	(1,596)
Add: Stock based compensation	124	222	576	302
Add: Accretion expense	137	121	409	363

Adjusted EBITDA	$4,507	$5,079	$15,227	$14,070

The table above reconciles Adjusted EBITDA to net income. Adjusted EBITDA is defined as net income before net interest expense, other non-operating income, income taxes, depreciation, depletion and amortization before unrealized (gains) losses on natural gas derivative contracts, stock-based compensation and accretion expense. Although Adjusted EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States of America (GAAP), management believes that it is useful to GeoMet and to an investor in evaluating our company because it is a widely used measure to evaluate a company’s operating performance.

GEOMET, INC.

RECONCILIATION OF ADJUSTED NET INCOME TO NET INCOME

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net income	$2,430	$4,527	$3,953	$8,792
Unrealized (gains) losses on natural gas derivative contracts, net of tax	(2,544)	(5,096)	109	(9,764)
Unrealized gain from change in fair value of derivative liability – Series A Convertible Redeemable Preferred Stock	—	(1,596)	—	(1,596)
Acquisition costs	371	—	371	—
Terminated transaction costs	—	—	—	1,403
Effect of income taxes	830	2,557	(184)	3,803

Adjusted Net Income	$1,087	$392	$4,249	$2,638

The table above reconciles Adjusted Net Income to net income. Adjusted Net Income is calculated by eliminating unrealized (gains) losses on natural gas derivative contracts from net income, acquisition costs, terminated transaction costs, and their related tax effects to arrive at Adjusted Net Income. The tax effects are determined by calculating the tax provision for GAAP net income and comparing the results to the tax provision for Adjusted Net Income, which excludes the adjusting items. The difference in the tax provision calculations represents the effect of income taxes. The calculation is performed at the end of each quarter and, as a result, the tax rates for each discrete period are different. Although Adjusted Net Income is a non-GAAP measure, we believe it is useful information for investors because the unrealized (gains) losses relate to derivative contracts that hedge our production in future months. The gains associated with derivative contracts that hedge current production are recognized in net income and are not eliminated in determining Adjusted Net Income. The adjustment better matches (gains) losses on natural gas derivative contracts with the period when the underlying hedged production occurs.

GEOMET, INC.

RECONCILIATION OF ADJUSTED LEASE OPERATING EXPENSE

(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Lease operating expense	$3,019	$2,877	$8,871	$8,798
Deduct: Produced water disposal fees	65	77	211	222

Adjusted lease operating expense	$2,954	$2,800	$8,660	$8,576

The table above reconciles lease operating expense to adjusted lease operating expense. Adjusted lease operating expense is calculated by eliminating the produced water disposal fees from lease operating expense to arrive at adjusted lease operating expense. Although adjusted lease operating expense is a non-GAAP measure, we believe it is useful information for investors because produced water disposal fees are recorded as operating fees and other on the Statement of Operations. Lease operating costs per Mcf are adjusted for produced water disposal fees because the fees are not reflected in the net gas sales price. The adjustment better matches lease operating expense to the natural gas sales revenue with which it is associated.